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                                                                     EXHIBIT 5.1




                                January 22, 1998


Rockwell Medical Technologies, Inc.
28025 Oakland Oaks
Wixom, Michigan 48393

         Re:     Registration Statement on Form SB-2
                 File No. 333-31991
                 (the "Registration Statement")
                 ------------------------------

Ladies and Gentlemen:

         We have represented Rockwell Medical Technologies, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement, for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 2,070,000 of the common shares of the Company (the "Common Shares"), and 3,105,000 Common Share Purchase Warrants (the "Warrants"). Each Warrant consists of the right to purchase one Common Share, subject to the terms and conditions set forth in the Registration Statement and the Warrant Agreement.

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that, when the Registration Statement has become effective and the Board of Directors of the Company has approved the amount of the Common Shares and the Warrants to be sold and the sales price of such Common Shares and Warrants, the Common Shares and the Warrants covered by the Registration Statement to be issued and sold by the Company (1) will have been duly authorized and (2) when issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement referred to therein, and certificates have been issued for such Common Shares and Warrants against payment therefor in the amount approved by the Board of Directors, will have been validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ HONIGMAN MILLER SCHWARTZ AND COHN

                                        HONIGMAN MILLER SCHWARTZ AND COHN